Exhibit 99.1

ProMIS Neurosciences Announces Second Quarter 2026 Financial Results and Provides Corporate Highlights

•	Announced positive blinded six-month interim safety and biomarker results from PRECISE-AD, the Company's Phase 1b trial of PMN310 in patients with early Alzheimer's disease (AD), including zero cases of amyloid-related imaging abnormalities-edema (ARIA-E) across all participants and genotypes, including APOE4 homozygotes.
•	Observed early, directionally consistent declines in two complementary biomarkers, plasma pTau217 and CSF MTBR-tau243, in a blinded analysis pooling both active- and placebo-treated patients under the trial’s ongoing 3-to-1 randomization.
•	The second quarter ended with $53.4 million in cash and short-term investments, which is expected to fund operations through 2027, beyond the Company’s anticipated 12-month topline PRECISE-AD readout expected in the first quarter of 2027.

Cambridge, Massachusetts, August 13, 2026 (GLOBE NEWSWIRE) -- ProMIS Neurosciences Inc. (Nasdaq: PMN), a clinical-stage biotechnology company focused on the generation and development of antibody therapeutics targeting toxic misfolded proteins in neurodegenerative diseases, today announced its financial results for the quarter ended June 30, 2026, and provided a corporate update.

“The second quarter of 2026 was a pivotal period for ProMIS, as we continued to advance PRECISE-AD while maintaining a strong financial position,” said Neil Warma, President and Chief Executive Officer of ProMIS Neurosciences. “We ended the quarter with $53.4 million in cash and short-term investments, providing runway through 2027, beyond our next major anticipated catalyst.”

“Subsequent to quarter end, on July 28th, we announced positive blinded six-month interim safety and biomarker results from PRECISE-AD, our Phase 1b trial of PMN310 in patients with early AD. Across all 136 safety-evaluable participants and APOE genotypes, we observed no cases of ARIA-E. We also observed an early and directionally consistent movement in plasma pTau217 and CSF MTBR-tau243 in the blinded analysis, which pooled active and placebo-treated patients.”

“We believe these data reinforce the thesis behind PMN310: that selectively targeting toxic amyloid-beta oligomers and avoiding plaque may offer a path to amyloid-directed therapy with a significantly improved safety profile, including a substantially reduced ARIA burden, and a potential for improved efficacy. We look forward to the 12-month unblinded topline results from PRECISE-AD, expected in the first quarter of 2027, which will include cognitive outcomes, and we believe will represent an important next step in evaluating PMN310’s potential for patients with early AD.”

Corporate Highlights

Alzheimer’s Disease (AD) Program (PMN310) — PRECISE-AD Interim Data

•	PRECISE-AD is a randomized, double-blind, placebo-controlled Phase 1b trial evaluating PMN310 in patients with mild cognitive impairment due to early AD. The trial completed enrollment in December 2025 with 144 subjects across 22 U.S. sites, randomized 3-to-1 to active drug versus placebo across three different dose cohorts (5, 10, and 20 mg/kg), dosed monthly by intravenous infusion over 12 months.
•	The evaluable number of patients in the interim analysis was 136 of the 144 enrolled. The population was genetically and demographically representative: mean age of 73.3 years, 58% female, and 61% carrying at least one APOE4 allele, including 11% APOE4 homozygotes, the population at highest risk of ARIA with plaque-binding antibodies. As of the July 22, 2026 data cutoff date, all 136 safety-evaluable patients had been dosed for at least six months, 78% for at least nine months, and 49% had completed the full 12 months of dosing.
•	Safety: The interim data demonstrated a favorable safety profile across all genotypes, including APOE4 homozygotes. There were no cases of ARIA-E and a 4.4% incidence of total ARIA (all mild and asymptomatic, consisting of only amyloid-related imaging abnormalities -microhemorrhages (ARIA-H)), with no treatment-related serious adverse events and no drug-related discontinuations at the interim.
•	Biomarkers: In the blinded, pooled analysis, plasma pTau217 declined approximately 15% from baseline through Day 169, with roughly 68.5% of patients showing a decline, and CSF MTBR-tau243 declined approximately 13.3%, with approximately 62.5% of patients showing a decline. Both the direction and proportion of patients showing a favorable response are broadly consistent with the trial’s 75% active-drug allocation.
•	The trial remains blinded and ongoing. The Company expects all patients to complete 12-month dosing by the fourth quarter of 2026 and, following database lock and statistical analysis, to report unblinded 12-month topline data, including the full safety dataset, an expanded biomarker panel, and clinical cognitive outcome measures, in the first quarter of 2027.

Pipeline Progress and Scientific Presentations

•	PMN267 (ALS/FTD): The Company’s program targeting misfolded TDP-43 has been humanized in a human IgG1 framework and is progressing through investigational new drug (IND)-enabling studies.
•	PMN442 (Parkinson’s Disease, Dementia with Lewy Bodies, Multiple System Atrophy): The Company’s lead candidate targeting pathogenic alpha-synuclein has been humanized and is advancing toward IND-enabling studies based on its selective binding activity.
•	The Company presented a poster at the 2026 Alzheimer’s Association International Conference (AAIC) highlighting the first human evidence of amyloid-beta oligomer target engagement and removal by PMN310.

Corporate and Investor Activities

•	Mr. Warma presented at multiple investor conferences during the quarter, including the Jefferies Global Healthcare Conference, the Wolfe Research R&D Day focused on Alzheimer’s disease, and the H.C. Wainwright Neuro Perspectives Expert Summit.
•	An additional four research firms initiated coverage of ProMIS during the quarter: Cantor Fitzgerald, Roth Capital, Brookline Capital Markets, and Chardan Capital Markets.
•	ProMIS hosted a live webinar to share the interim blinded data results with two independent key opinion leaders, Dr. Will Mantyh of the University of Minnesota and Dr. Michael Weiner of University of California San Francisco, who offered their perspective on the data and its clinical relevance.

Future Activities and Upcoming Milestones

•	Participation and presentations at multiple investor and medical conferences, including Clinical Trials on AD (CTAD)
•	Presentation of unblinded 12-month topline data from PRECISE-AD, anticipated in the first quarter of 2027.

Second Quarter 2026 Financial Highlights

•	Cash Position: As of June 30, 2026, the Company’s cash and short-term investments were $53.4 million, compared to $6.1 million as of December 31, 2025. The increase primarily reflects $70.1 million in net proceeds received in January 2026 from a private placement financing in which certain of the Company’s own directors and management participated alongside external investors.
•	Cash Runway: Based on the current operating plan, existing cash resources are expected to fund planned operations through 2027, beyond the anticipated 12-month topline readout from PRECISE-AD expected in Q1 2027.

•	Net Loss: For the quarter ended June 30, 2026, the Company reported a net loss of $11.7 million, or $1.28 per share, compared to a net loss of $10.1 million, or $7.26 per share, for the same period in 2025. The improvement in loss per share reflects the increase in weighted-average shares outstanding following the January 2026 financing.

About ProMIS Neurosciences Inc.

ProMIS Neurosciences is a clinical-stage biotechnology company committed to the discovery and development of therapeutic antibodies and vaccines selective for toxic oligomers associated with the development and progression of neurodegenerative and other misfolded protein diseases. The Company’s proprietary target discovery engine, EpiSelect™, has been shown to predict novel targets known as Disease Specific Epitopes (DSEs) on the molecular surface of misfolded proteins that cause neurodegenerative and other misfolded protein diseases, including Alzheimer’s disease (AD), amyotrophic lateral sclerosis (ALS), frontotemporal dementia (FTD), multiple system atrophy (MSA), and Parkinson’s Disease (PD). ProMIS has offices in Cambridge, Massachusetts (USA) and Toronto, Ontario (CAN).

About PMN310 and the PRECISE-AD Trial for Alzheimer’s Disease (AD)

PMN310, the Company’s lead product candidate for the treatment of AD, is a humanized IgG1 monoclonal antibody designed to selectively target toxic oligomers while avoiding plaque, thereby potentially reducing or eliminating amyloid-related imaging abnormalities (ARIA) liability. Because PMN310 may not be limited by off-target binding or side effects, it could potentially offer an improved efficacy profile over other amyloid-directed antibody therapeutics. PMN310 was granted Fast Track designation by the U.S. Food and Drug Administration in July 2025.

PRECISE-AD (NCT06750432) is a randomized, double-blind, placebo-controlled Phase 1b study evaluating the safety, tolerability, and pharmacokinetics of multiple ascending doses (5, 10, 20 mg/kg) of intravenous PMN310 in patients with Mild Cognitive Impairment due to AD or mild AD (Stage 3 and Stage 4 AD). PRECISE-AD is the first study to examine the effects of a monoclonal antibody directed solely against Aβ oligomers on biomarkers associated with AD pathology and clinical outcomes. Safety is a primary outcome of the study, with particular emphasis on assessing whether, as a non-plaque binder, PMN310 may have a reduced risk of ARIA. The study is powered to provide 95% confidence for detection of ARIA and is designed to provide meaningful insight into the effects of PMN310 on biomarkers and clinical outcomes.

EpiSelect™ Drug Discovery Engine

Toxic misfolded proteins underlie the pathogenesis of neurodegenerative diseases such as Alzheimer’s disease, Parkinson’s disease (PD), amyotrophic lateral sclerosis (ALS), and frontotemporal dementia (FTD). Generation of therapeutic antibodies selectively targeting only disease-misfolded protein isoforms, while sparing normal or irrelevant isoforms of the same protein, has not yet been successfully achieved by conventional immunization strategies. ProMIS Neurosciences has developed a computational platform (EpiSelect™) to identify conformational epitopes that are uniquely exposed on toxic misfolded proteins, which can then be used to generate misfolding-specific antibodies or vaccine formulations.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain information in this news release constitutes forward-looking statements and forward-looking information (collectively, “forward-looking information”) within the meaning of applicable securities laws. Statements that refer to expectations, projections or other characterizations of future events or circumstances contain forward-looking information. Specifically, this news release contains forward-looking information relating to the Company’s PRECISE-AD Phase 1b clinical trial, the interpretation and clinical significance of the blinded six-month interim safety and biomarker data (including ARIA, Ptau217, and MTBR-tau243 findings) described in this release, the expected timing and nature of topline clinical data of PMN310, its mechanism of action and potential benefits, the potential for PMN310 to offer a differentiated efficacy and safety profile relative to plaque-directed antibodies; the Company’s belief that toxic soluble amyloid-beta oligomers are a primary driver of cognitive decline in AD; statements related to the Company’s preclinical programs; and the Company’s expectation that existing cash resources will fund planned operations through 2027. Statements containing forward-looking information are not historical facts but instead represent management’s current expectations, estimates, and projections regarding the future of the business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Forward-looking information is necessarily based on a number of opinions, assumptions, and estimates that, while considered reasonable by the Company as of the date of this news release, are subject to known and unknown risks, uncertainties and assumptions, and other factors that may cause actual results, level of activity, performance or achievement to differ materially from those expressed or implied, including, but not limited to, the risk that early or interim results may not be indicative of final or top-line results, the Company’s accumulated deficit, and the expectation for continued losses. Important factors that could cause actual results to differ materially are discussed in the “Risk Factors” section of the Company’s most recently filed Annual Report on Form 10-K and in its subsequent filings with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update any forward-looking information, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Condensed Consolidated Balance Sheets (Unaudited)

	June 30, 2026	December 31, 2025
Assets
Cash	$53,429,280	$6,116,556
Short-term investments	33,753	33,753
Prepaid expenses and other current assets	3,230,900	3,032,112
Total current assets	$56,693,933	$9,182,421
Total assets	$56,693,933	$9,182,421
Liabilities and Shareholders’ Equity
Accounts payable	$1,793,475	$2,543,415
Accrued liabilities	5,424,269	7,868,416
Total current liabilities	$7,217,744	$10,411,831
Share-based compensation liability	77,255	29,182
Total liabilities	$7,294,999	$10,441,013
Additional paid-in capital	200,150,367	129,518,812
Accumulated other comprehensive loss	(371,184)	(371,184)
Accumulated deficit	(150,380,249)	(130,406,220)
Total shareholders’ equity (deficit)	$49,398,934	$(1,258,592)
Total liabilities and shareholders’ equity (deficit)	$56,693,933	$9,182,421

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
Research and development	$9,521,793	$8,749,784	$16,492,799	$14,214,034
General and administrative	2,744,606	1,434,877	4,418,497	3,430,723
Total operating expenses	$12,266,399	$10,184,661	$20,911,296	$17,644,757
Loss from operations	(12,266,399)	(10,184,661)	(20,911,296)	(17,644,757)
Other income	536,743	67,632	937,267	179,825
Net loss	$(11,729,656)	$(10,117,029)	$(19,974,029)	$(17,464,932)
Net loss per share, basic and diluted	$(1.28)	$(7.26)	$(2.54)	$(12.53)
Weighted-average outstanding Common Shares, basic and diluted	9,142,366	1,394,048	7,874,562	1,394,048

For Investor Relations, please contact:

Carie Pierce

VP, Investor Relations & External Affairs

IR@promisneurosciences.com